Crystal Rock Holdings, Inc. Announces Financial Results for Its First Fiscal Quarter Ended January 31, 2012

WATERTOWN, CT -- (Marketwire - March 16, 2012) - Crystal Rock Holdings, Inc. (NYSE Amex: CRVP) announced its financial results for its fiscal quarter that ended January 31, 2012. These results will be filed on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the first quarter of fiscal 2012 increased 1%, to $17.2 million from $17.1 million for the comparable quarter of 2011. Gross profit decreased 2%, for the quarter ended January 31, 2012 to $8.6 million from $8.8 million in the same quarter a year earlier. Gross profit as a percentage of sales for the first quarter decreased to 50% in 2012 from 51% in 2011.

Operating income in the first fiscal quarter of 2012 was $427,000, a $149,000 decrease from $576,000 the first fiscal quarter of 2011. Total pre-tax loss in the first fiscal quarter of 2012 was $104,000 compared to pre-tax income of $204 in the first fiscal quarter of 2011.

The net loss for the quarter ended January 31, 2012 was $54,000 compared to net income of $120 in the quarter ended January 31, 2011.

"We continue to progress with the implementation of key strategic initiatives -- building our sales organization, finalizing technology infrastructure and expanding product lines," said Peter Baker, C.E.O. of Crystal Rock Holdings, Inc. "Although the slight sales increase resulted in slightly lower profitability for the quarter when compared to the prior year, as a result of changing product mix and a competitive marketplace, we remain confident the steps we are taking will help solidify our business moving forward."

Crystal Rock Holdings, Inc. (NYSE Amex: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast. The company is the largest independent home and office distributor of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. With a new identity and the tagline, "Little Things Matter(SM)", Crystal Rock continues to set high standards in the home and office refreshment industry through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at crystalrock.com.

                         CRYSTAL ROCK HOLDINGS, INC.
                            Results of Operations

                                                        (Unaudited)
                                                    Three Months Ended:
                                               -----------------------------
                                                January 31,     January 31,
                                                    2012           2011
                                               -------------  --------------
(000's $)

Sales                                          $      17,234  $       17,130

Income from operations                         $         427  $          576

Net (Loss) Income                              $         (54) $            0

Basic net earnings (loss) per share            $        0.00  $         0.00
Diluted net earnings (loss) per share          $        0.00  $         0.00

Basic Wgt. Avg. Shares Out. (000's)                   21,389          21,389
Diluted Wgt Avg. Shares Out. (000's)                  21,389          21,389

Note: This press release contains a forward-looking statement about executing a growth plan and diversifying our sales base to become more profitable. The following important factors could cause actual results to differ materially from those in the forward-looking statement: Establishing a new product channel, such as office products, requires a significant investment of money and management time and requires us to develop systems, such as online ordering systems, to an extent we have not done previously. There is no assurance we can succeed. There are many competitors in the office products business, and some are bigger and better capitalized than we are. To the extent that we try to grow that business by acquisitions, we may experience difficulties integrating the acquired businesses or assets, or we may fail to realize synergistic savings that we had hoped to realize. Even if we establish a new product channel, it may not be profitable. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2011, the reader is directed to the section entitled "Products" and the discussion related to our Office Products line as well as the "Risk Factors" section where there is more information about this and other topics.

Contact:
Peter Baker
CEO
860-945-0661 Ext. 3001

Bruce MacDonald
CFO
802-658-9112 Ext.15